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| FORM 3 |                                        |OMB APPROVAL                |
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                                                  |OMB Number:  3235-0104      |
                                                  |Expires:  January 31, 2005  |
                                                  |Estimated average burden    |
                                                  |hours per response.......0.5|
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                     UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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 1. Name and Address of Reporting Person*

     THE FURUKAWA ELECTRIC CO., LTD.
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     (Last)                          (First)                     (Middle)

     6-1, MARUNOUCHI 2-CHOME,
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                                    (Street)

     CHIYODA-KU TOKYO                MO                          100-8322
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     (City)                         (State)                       (Zip)

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 2. Date of Event Requiring Statement (Month/Day/Year)

    OCTOBER 9, 2002

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 3. IRS Identification Number of Reporting Person, if an entity (voluntary)


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 4. Issuer Name and Ticker or Trading Symbol

    COMMSCOPE, INC. (NYSE: CTV)

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 5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
    [   ]  Director                       [ X ]  10% Owner
    [   ]  Officer (give title below)     [   ]  Other (specify below)

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 6. If Amendment, Date of Original (Month/Day/Year)
    n/a
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 7. Individual or Joint/Group Filing (Check Applicable Line)
     X  Form filed by One Reporting Person
    ---
        Form filed by More than One Reporting Person
    ---

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

===============================================================================
             TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
===============================================================================
 1. Title of Security 2. Amount of Securities  3. Ownership    4. Nature of
    (Instr. 4)           Beneficially Owned       Form:           Indirect
                         (Instr. 4)               Direct (D)      Beneficial
                                                  or Indirect     Ownership
                                                  (I)(Instr. 5)   (Instr. 5)
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COMMON STOCK,                 7,656,900            D
PAR VALUE
$0.01 PER SHARE
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===============================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, SEE Instruction 5(b)(v).

        POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                                                                          (Over)
                                                                 SEC 1473 (3-99)

FORM 3 (CONTINUTED)


              TABLE II-- DERIVATIVE SECURITIES BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

====================================================================================================================================
                             2. Date Exer-        3. Title and Amount of
                                cisable and          Securities Underlying
                                Expiration           Derivative Security                           5. Ownership
                                Date                 (Instr. 4)                                       Form of
                                (Month/Day/Year)  -----------------------        4. Conversion        Derivative     6. Nature of
                             -------------------                  Amount            or Exercise       Security:         Indirect
                                Date      Expira-                 or                Price of          Direct (D)        Beneficial
 1. Title of Derivative         Exer-     tion                    Number            Derivative        or Indirect (I)   Ownership
    Security (Instr. 4)         cisable   Date          Title     of Shares         Security          (Instr. 5)        (Instr. 5)
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N/A
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====================================================================================================================================







                              By:  \s\ Osamu Sato                October 18,2002
                                 ------------------------------  ---------------
                                   Osamu Sato                          Date
                                   Managing Director
                                   The Furukawa Electric Co., Ltd


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed.  If space is insufficient, SEE Instruction 6 for procedure.
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.